Nicor Inc.
                                                                       Form 8-K
                                                                   Exhibit 99.1
FOR IMMEDIATE RELEASE               FOR MORE INFORMATION
April 29, 2005                      Financial Contact:  Mark Knox, re: N-937
                                                        630 305-9500, ext. 2529

                                    Media Contact:      Don Ingle
                                                        630 983-8676, ext. 2939


NICOR ANNOUNCES 2005 FIRST QUARTER EARNINGS AND AFFIRMS ITS ANNUAL
OUTLOOK

Naperville, IL - Nicor Inc. (NYSE: GAS) today reported first quarter 2005 net income, operating income and diluted earnings per common share of $43.7 million, $69.8 million and $.99, respectively. This compares to first quarter 2004 net income, operating income and diluted earnings per common share of $19.6 million, $34.3 million and $.44, respectively.

The first quarter 2005 financial results included a shareholder derivative action settlement of $3.5 million and a D&O insurance recovery of $4.0 million announced on January 25, 2005, that had a net positive pretax impact on earnings of approximately $0.5 million, or about $.01 per share after-tax (absent this impact, the first quarter 2005 results would have been $.98 per share). The first quarter 2004 financial results included a $38.5 million pretax litigation charge ($.52 per share after-tax) relating to a settlement of securities class actions (absent this charge, the first quarter 2004 results would have been $.96 per share).

Higher earnings per share for the first quarter 2005 resulted in part from the net impact of the shareholder derivative action settlement and D&O insurance recovery in 2005 and the absence of last year's securities class action settlement charge. First quarter 2005 earnings also reflect higher operating results in the company's shipping business and lower operating results in the company's gas distribution business and other energy-related ventures.
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"First quarter results were in-line with our expectations," said Russ M.
Strobel, Nicor's president and chief executive officer. "Our shipping business had a very good first quarter, building off the earnings momentum of last year, and our other energy-related ventures economics are good. Our gas distribution business continues to be negatively impacted by the cost pressures that led to our filing last year for rate relief - this trend will continue until reasonable rate relief is granted."

Details regarding first quarter 2005 financial results compared to first quarter 2004 financial results follow:

o For the first quarter 2005, gas distribution operating income decreased to $58.4 million from $67.2 million in the first quarter 2004. The first quarter 2005 decline is due primarily to:
  - Higher operating and maintenance costs ($4.9 million), including the impact of higher general claims, bad debt, labor and employee benefit-related costs, partially offset by lower legal costs;
  -  Higher depreciation expense ($1.3 million); and
  - Lower margin ($2.0 million) due primarily to warmer weather compared to last year and decreased demand unrelated to weather.

o For the first quarter 2005, shipping operating income increased to $12.2 million from $4.2 million in the first quarter 2004. The first quarter 2005 improvement is due primarily to higher volumes shipped relating to the effects of improved economic conditions throughout the Caribbean and Bahamas regions and continued hurricane restoration activity, and higher average rates.

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o  Operating results for the company's other energy ventures for the first quarter 2005 decreased to a loss of $1.5 million from income of $3.0 million in the first quarter 2004 due to lower operating results in the company's wholesale natural gas marketing business, due in large part to the negative impacts of required fair value accounting adjustments for derivatives used to mitigate commodity price risk in order to substantially lock-in the profit margin that will ultimately be realized from the sale of natural gas in storage. Earnings at the wholesale natural gas marketing business can be subject to volatility as the fair value of derivatives change, even when the underlying expected profit margin is largely unchanged. Lower results in the company's wholesale natural gas marketing business for the first quarter 2005 were offset in part by improved operating results in the company's energy-related products and services businesses.

o First quarter 2005 operating income and net income included a shareholder derivative action settlement ($3.5 million pretax) offset by a D&O insurance recovery ($4.0 million pretax) previously announced on January 25, 2005.

o A $38.5 million pretax charge recorded in the first quarter of 2004 associated with the settlement of securities class action litigation announced in April 2004 significantly reduced the company's first quarter 2004 operating income and net income.
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2005 Earnings Guidance

The company also affirmed its 2005 annual diluted earnings per common share estimate to be in the range of $1.90 to $2.10. This estimate remains unchanged from earlier guidance provided at the time the company announced its 2004 annual financial results. The estimate does not include remaining D&O insurance recoveries that were originally announced on April 27, 2004 related to the company's securities class actions and derivative settlement, which, if and when finalized, would have a positive pretax impact on earnings of approximately $29 million (about $.40 per share after-tax). The estimate also excludes, among other things: any future impacts associated with the Illinois Commerce Commission's performance-based rate plan/purchased gas adjustment review or other contingencies; additional variability in earnings due to fair value accounting adjustments in its wholesale natural gas marketing business that could occur because of volatility in the natural gas markets; potential benefits, if any, due to the American Jobs Creation Act of 2004; or rate relief, the latter of which would impact the fourth quarter. While these items could materially affect 2005 earnings, they are not currently estimable. The company's 2005 estimate also assumes normal weather for the remainder of the year.

The company will only provide updates to annual earnings guidance as part of its quarterly and annual earnings releases.

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Conference Call

As previously announced, the company will hold a conference call to discuss its first quarter financial results and 2005 outlook. The conference call will be this afternoon, Friday, April 29, 2005 at 3:30 p.m. central, 4:30 p.m. eastern time. To hear the conference call live, please logon to Nicor's corporate Web site at www.nicor.com, choose "Investor" and then select the webcast icon on the Overview page. A replay of the call will be available until 5:00 p.m. central time, Friday, May 13, 2005. To access the recording, call 1-888-286-8010, or 617-801-6888 for callers outside the United States, and enter reservation number 3123211. The call will also be archived on Nicor's corporate Web site for 90 days.

Nicor Inc. (NYSE: GAS) is a holding company and is a member of the S&P 500. Its principal businesses are Nicor Gas, one of the nation's largest natural gas distribution companies, and Tropical Shipping, a containerized shipping business serving the Caribbean region and the Bahamas. Nicor also owns and has an equity interest in several energy-related businesses. For more information, visit the Nicor Web site at www.nicor.com.

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Caution Concerning Forward-Looking Statements

This document includes certain forward-looking statements about the expectations of Nicor and its subsidiaries and affiliates. Although Nicor believes these statements are based on reasonable assumptions, actual results may vary materially from stated expectations. Such forward-looking statements may be identified by the use of forward-looking words or phrases such as "anticipate," "believe," "expect," "intend," "may," "planned," "potential," "should," "will," "would," "project," "estimate," or similar phrases. Actual results may differ materially from those indicated in the company's forward-looking statements due to the direct or indirect effects of legal contingencies (including litigation) and the resolution of those issues, including the effects of an Illinois Commerce Commission (ICC) review and Securities and Exchange Commission (SEC) and U.S. Attorney inquiries, and undue reliance should not be placed on such statements. Other factors that could cause materially different results include, but are not limited to, weather conditions; natural gas and other fuel prices; fair value accounting adjustments; inventory valuation; health care costs; insurance costs or recoveries; legal costs; borrowing needs; interest rates; credit conditions; economic and market conditions; tourism and construction in the Bahamas and the Caribbean region; energy conservation; legislative and regulatory actions; tax rulings or audit results; asset sales; significant unplanned capital needs; future mercury-related charges or credits; changes in accounting principles, interpretations, methods, judgments or estimates; performance of major suppliers and contractors; labor relations; and acts of terrorism.

Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this filing. Nicor undertakes no obligation to publicly release any revision to these forward-looking statements to reflect events or circumstances after the date of this filing.

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Nicor Inc.
PRELIMINARY CONSOLIDATED STATEMENTS OF OPERATIONS
-------------------------------------------------
Unaudited (millions, except per share data)

                                                         Three months ended
                                                             March 31
                                                    ---------------------------
                                                        2005            2004
                                                    -----------     -----------
Operating revenues                                   $ 1,179.8       $ 1,115.7
                                                    -----------     -----------

Operating expenses
    Gas distribution
      Cost of gas                                        836.8           792.2
      Operating and maintenance                           68.8            63.9
      Depreciation                                        38.6            37.3
      Taxes, other than income taxes                      76.1            74.6
      Mercury-related costs (recoveries), net               .1             (.1)
    Shipping                                              78.3            63.5
    Other energy ventures                                 48.2            48.7
    Litigation charges (recoveries), net                   (.5)           38.5
    Other corporate expenses and eliminations            (36.4)          (37.2)
                                                    -----------     -----------
                                                       1,110.0         1,081.4
                                                    -----------     -----------

Operating income                                          69.8            34.3
Equity investment income (loss), net                       2.1             1.2
Other income (expense), net                                1.0              .5
Interest expense, net of amounts capitalized              12.2            11.3
                                                    -----------     -----------

Income before income taxes                                60.7            24.7
Income tax expense                                        17.0             5.1
                                                    -----------     -----------

Net income                                                43.7            19.6
Dividends on preferred stock                                 -               -
                                                    -----------     -----------

Earnings applicable to common stock                  $    43.7       $    19.6
                                                    ===========     ===========



Average shares of common stock outstanding
    Basic                                                 44.1            44.0
    Diluted                                               44.3            44.2

Earnings per average share of common stock
    Basic                                            $     .99       $     .44
    Diluted                                          $     .99       $     .44

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Nicor Inc.
PRELIMINARY FINANCIAL HIGHLIGHTS
--------------------------------
Unaudited (millions, except per share data)


                                                          Three months ended
                                                                March 31
                                                    ---------------------------
                                                        2005            2004
                                                    -----------     -----------
Operating revenues
    Gas distribution                                 $ 1,078.8       $ 1,035.1
    Shipping                                              90.5            67.7
    Other energy ventures                                 46.7            51.7
    Corporate and eliminations                           (36.2)          (38.8)
                                                    -----------     -----------
                                                     $ 1,179.8       $ 1,115.7
                                                    ===========     ===========
Operating income (loss)
    Gas distribution                                 $    58.4       $    67.2
    Shipping                                              12.2             4.2
    Other energy ventures                                 (1.5)            3.0
    Corporate and eliminations                              .7           (40.1)
                                                    -----------     -----------
                                                     $    69.8       $    34.3
                                                    ===========     ===========


Net income applicable to common stock                $    43.7       $    19.6
                                                    ===========     ===========



Average shares of common stock outstanding
    Basic                                                 44.1            44.0
    Diluted                                               44.3            44.2

Earnings per average share of common stock
    Basic                                            $     .99       $     .44
    Diluted                                          $     .99       $     .44